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                                                                    EXHIBIT 99.4

March 13, 1997

Eatertainment Inc.
300 Crescent Court
Building 300, Suite 850
Dallas, Texas 75201

Gentlemen:

I hereby consent to your referencing me in the "Management Section" of your Form S-1 Registration Statement as an individual who will become a director upon completion of the public offering.

Sincerely,

/s/ CHRISTOPHER GOLDSBURY
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Christopher Goldsbury